150101

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20100866952-89
Ross Miller Secretary of State State of Nevada	Filing Date and Time 11/18/2010 1:00 PM
	Entity Number C8432-1999

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

Savanna East Africa, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Savanna East Africa, Inc., a corporation organized and existing under the laws of Nevada (the "Company"), does hereby certify that, pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation of the Company, the Board of Directors has adopted resolutions (a) authorizing the issuance of up to 100,000 shares of Series A Preferred Stock and (b) providing for the designations, preferences, and relative participating, optional or other rights and the qualifications, limitations or restrictions thereof, as follows (please see Exhibit A, attached hereto).

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

EXHIBIT A

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

of

SERIES A PREFERRED STOCK

OF

SAVANNA EAST AFRICA, INC.

Savanna East Africa, Inc. (the "Company"), a corporation organized and existing under the laws of Nevada, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Articles of Incorporation of the Company, the Board of Directors of the Company has adopted resolutions (a) authorizing the issuance up to 100,000 shares of Series A Preferred Stock of the Company, and (b) providing for the desi gnations, preferences and relative participating, optional or other rights, and the qualifications, limitations or restrictions thereof, as follows:

Section 1. Designation and Amount. The shares of such series shall have par value $0.001 per share and shall be designated as Series A Preferred Stock (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be one hundred thousand (100,000).

Section 2. Rank. Except for the voting rights specifically granted herein which shall have priority over all other outstanding securities of the Company, the Series A Preferred Stock shall rank: (i) senior to any other class or series of outstanding Preferred Shares or series of capital stock of the Company; (ii) prior to all of the Company's Common Stock, $0.001 par value per share ("Common Stock"); (iii) prior to any class or series of capital stock of the Company hereafter created not specifically ranking by its terms senior to or on parity with any Series A Preferred Stock of whatever subdivision (collectively, with the Common Stock and the Existing Preferred Stock, "Junior Securities"); and (iv) on parity with any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series A Preferred Stock ("Parity Securities") in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

Section 3. Dividends. While shares of Series A Preferred Stock are outstanding, the holders of Series A Preferred Stock (the "Holders") shall be entitled to cumulative dividends, in preference to any dividends on the Junior Securities, in an amount equal to 51% of the net income of the Company, payable quarterly.

Section 4. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Holders of shares of Series A Preferred Stock shall be entitled to receive,

immediately after any distributions to Senior Securities required by the Company's Articles of Incorporation or any certificate of designation, and prior in preference to any distribution to Junior Securities but in parity with any distribution to Parity Securities, an amount per share equal to $1.00 per share (subj ect to adjustment in the event of stock splits or stock dividends). If upon the occurrence of such event, and after payment in full of the preferential amounts with respect to the Senior Securities, the assets and funds available to be distributed among the Holders of the Series A Preferred Stock shall be insufficient to permit the payment to such Holders of the full preferential amounts due to the Holders of the Series A Preferred Stock, then the entire remaining assets and funds of the Company legally available for distribution shall be distributed among the Holders of the Series A Preferred Stock and the Parity Securities, pro rata, based on the respective liquidation amounts to which such series of stock is entitled by the Company's Articles of Incorporation and any certificate(s) of designation relating thereto.

(b) Upon the completion of the distribution required by subsection 4(a), if assets remain in the Company, they shall be distributed to holders of Junior Securities in accordance with the Company's Articles of Incorporation including any duly adopted certificate(s) of designation.

Section 5. No Conversion Rights. The record Holders of the Series A Preferred Stock shall not have the right convert to shares of Series A Preferred Stock to common stock.

Section 6. Redemption by Company. The Company may not redeem any shares of Series A Preferred Stock without the written consent of the Holder thereof.

Section 7. Status of Redeemed Stock. In the event any shares of Series A Preferred Stock shall be redeemed, the shares so redeemed shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not be issuable by the Company as Series A Preferred Stock.

Section 8. Voting Rights. The Holders of the Series A Preferred Stock shall have the right to vote on any matter with holders of common stock voting together as one (1) class. The Holders of the Series A Preferred Stock shall have that number of votes (identical in every other respect to the voting rights of the holders of common stock entitled to vote at any Regular or Special Meeting of the Shareholders) equal to that number of common shares which is not less than 51% of the vote required to approve any action, which Nevada law provides may or must be approved by vote or consent of the holder of common shares or the holders of other securities entitled to vote, if any.

The Holders of the Series A Preferred Stock shall be entitled to the same notice of any Regular or Special Meeting of the Shareholders as may or shall be given to holders of common shares entitled to vote at such meetings. No corporate actions requiring majority shareholder approval or consent may be submitted to a vote of common shareholders which in any way precludes the Series A Preferred Stock from exercising its voting or consent rights as though it is or was a common shareholder.

For purposes of determining a quorum for any Regular or Special Meeting of the Shareholders, the Series A Preferred Shares shall be included and shall be deemed as the equivalent of 51% of all common shares represented at and entitled to vote at such meetings.

Section 9. Protective Provision. So long as shares of Series A Preferred Stock are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by

the Nevada Corporations Code) of the Holders of at least seventy-five percent (75%) of the then outstanding shares of Series A Preferred Stock and at least seventy-five percent (75%);

(a) alter or change the rights, preferences or privileges of the Series A Preferred Stock so as to affect adversely the Series A Preferred Stock.

(b) create any new class or series of stock having a preference over the Series A Preferred Stock with respect to Distributions (as defined in Section 2 above) or increase the size of the authorized number of Series A Preferred Stock.

Section 10. Preference Rights. Nothing contained herein shall be construed to prevent the Board of Directors of the Company from issuing one (1) or more series of Preferred Stock with dividend and/or liquidation preferences junior to the dividend and liquidation preferences of the Series A Preferred Stock.

IN WINTESS WHEREOF, the undersigned has executed this Certificate this 17th day of November, 2010, and does hereby affirm, under penalties of perjury, that the statements contained herein

SAVANNA EAST AFRICA, INC.

By: /s/ Philip Verges
Philip Verges, CEO